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                                  EXHIBIT 9(b)

            Form of Dividend Disbursing and transfer Agent Agreement


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                DIVIDEND DISBURSING AND TRANSFER AGENT AGREEMENT

                                    BETWEEN

                    CANADA LIFE OF AMERICA SERIES FUND, INC.

                                      AND

               CANADA LIFE OF AMERICA INVESTMENT MANAGEMENT, INC.

              This Dividend Disbursing and Transfer Agent Agreement made this _________ day of ___________ between CANADA LIFE OF AMERICA SERIES FUND, INC., a Maryland corporation (hereinafter called the "Fund"), and CANADA LIFE OF AMERICA INVESTMENT MANAGEMENT, INC., a Georgia corporation (hereinafter called the "Agent");

                                  WITNESSETH:

              WHEREAS, the Fund desires to enter into a Dividend Disbursing and Transfer Agent Agreement with Agent under which Agent will provide the services as set forth in detail in this Agreement, and Agent is desirous of providing such services upon the terms and conditions hereinafter provided,

              NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration, it is agreed as follows:

              1. The Agent shall perform all the usual and ordinary services of stock transfer agent and dividend disbursing agent for the Fund, including those set forth below. The Agent shall:

                     (a) keep the stock transfer books or records of the Fund and addresses of all shareholders, the number and date of issuance of full and fractional shares held by each, the number and date of certificates for the shares and the number and date of cancellation of each share certificate and each certificate surrendered for cancellation;

                     (b)    handle the issuance and redemption of Fund shares;

                     (c) effect and record shareholder transfers of ownership and changes in forms of registration;

                     (d) cause all shareholder reports and proxies to be properly addressed and mailed in connection with shareholders meetings;

                     (e)    tabulate all proxies; and


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                     (f)    prepare and mail all required shareholder federal
              and state and other income tax information forms.

              2. The Agent shall also act as the Fund's dividend agent in allocating and causing ordinary income dividends and capital gains distributions to be disbursed to shareholders.

              3. The Fund shall pay the Agent such compensation for its services as may mutually be agreed upon by the parties from time to time.

              4. The Agent agrees to act in good faith in furnishing the services provided for herein. At the Agent's option it may furnish all necessary facilities and personnel directly or it may retain a separate organization for the purpose of performing all or any portion of the Agent's obligations under this Agreement. The Agent assumes no responsibility under this Agreement other than to render in good faith the services called for hereunder.

              5. The Agent agrees that in all matters relating to the services to be performed by it hereunder, it will use its best efforts to act in conformity with the terms of the Articles of Incorporation, By-Laws, Registration Statement and current Prospectus of the Fund. Each of the parties agrees that in all matters relating to the performance of this Agreement, it will use its best efforts to conform to and comply with the requirements of the Investment Company Act of 1940 and all other applicable federal, state or other laws and regulations.

              6. To the extent required by Section 31 of the Investment Company Act of 1940 and the rules and regulations thereunder, Agent agrees that all records maintained by it (or its sub-agent) relating to the services to be performed by Agent under this Agreement are the property of the Fund and will be preserved and surrendered promptly to the Fund on request. The Fund may inspect, audit and copy all pertinent records relating to the Fund's operations. The Agent shall permit appropriate regulatory authorities reasonable access to its books and records upon the request of such regulatory authorities.

              7. The services of the Agent as provided herein are not to be deemed to be exclusive, and it shall be free to render services of any kind to any other group, firm, individual or association, including other investment companies, and to engage in any other business or activity.


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              8.     This Agreement may be amended at any time by mutual written consent of the parties.

              9. This Agreement shall be effective as of the date of execution, and may be terminated by either party hereto upon sixty (60) days' written notice given by one to the other, provided that no such notice of termination given by the Agent to the Fund shall be effective unless and until a substitute person or entity has been engaged by the Fund to perform the services required hereunder for the Fund, or the Fund has certified to the Agent that other arrangements have been made by it to provide such services. The Fund may terminate this Agreement at any time if the Agent fails to perform its obligations under this Agreement in a satisfactory manner.

              IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                        CANADA LIFE OF AMERICA SERIES
                                          FUND, INC.

                                        By:
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ATTEST:

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                                        CANADA LIFE OF AMERICA INVESTMENT
                                          MANAGEMENT, INC.

                                        By:

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ATTEST:

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